Exhibit 10.2

Non-Compete and Non-Solicit Agreement

FOR GOOD AND VALUABLE CONSIDERATION, including an award of Restricted Stock Units under the Broadpoint Securities Group, Inc. 2007 Incentive Compensation Plan, hereby acknowledged, Broadpoint Securities Group, Inc. and its subsidiaries (“Broadpoint”) and its employee who is a signatory hereto (the “Key Employee”) (Broadpoint and the Key Employee being referred to, collectively, as the “Parties”) agree as follows:

1. Non-Compete Covenant.   Until twelve months following the commencement of Key Employee’s employment and at all times during the Key Employee’s employment by Broadpoint, the Key Employee  agrees not to hold the position of Chief Financial Officer for any other broker dealer, financial advisory or financial services firm.  The Key Employee may own, solely as a passive investment, securities of any entity traded on any national securities exchange if the Key Employee is not a controlling person of (nor owns individually or as a member of a group, 5% or more of) such entity.

2. Non-Solicit Covenants.  At all times during the Key Employee’s employment by Broadpoint, and until twelve months after the termination of the Key Employee’s employment for any reason, Key Employee shall not, directly or indirectly, (A) solicit for employment or hire anyone who was an employee of Broadpoint within the period of 180 days prior to any termination of the Key Employee’s termination or (B) solicit any customer or client of Broadpoint to transfer its business away from Broadpoint or to cease doing business with Broadpoint.

3. Inapplicability of Non-Compete Covenant in Certain Circumstances.  The foregoing Non-Compete Covenant shall not apply to the Key Employee following (A) any termination of his employment by Broadpoint without “Cause” (as defined herein) or (B) any termination of his employment in the event of a “Change of Control” (as herein defined) if, as a result of such Change of Control, Key Employee does not continue thereafter as the Chief Financial Officer of the Company and Key Employee’s employment terminates for any reason within 120 days of such Change of Control.  For purposes of this agreement, “Cause” is defined as (i) the Key Employee’s conviction of, or plea of guilty or “no contest” to, any felony; (ii) Key Employee’s conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving Broadpoint and its business; (iii) the Key Employee’s commission of an act of fraud or theft, or material dishonesty in connection with his performance of duties to Broadpoint and its affiliates; (iv) the Key Employee’s willful refusal or gross neglect by the Key Employee to perform the duties reasonably assigned to him and consistent with his position with Broadpoint and its affiliates or otherwise to comply with the material terms of any employment agreement between Broadpoint or any of its affiliates and the Key Employee, which refusal or gross neglect continues for more than fifteen (15) days after the Key Employee receives written notice thereof from Broadpoint providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment) or (v) a material breach by Key Employee of this agreement, the letter agreement or any other agreement between the Key Employee and Broadpoint, including any violation of any restrictive covenant between the Key Employee and Broadpoint.   For purposes of this agreement, “Change of Control” is defined as a transaction or event, or a series of transactions or events, as a result of which MatlinPatterson Global Opportunities Partners II, L.P. (and/or one or more of its affiliates) shall no longer have the right to elect all the members of the Board.

4.  Survival.   Except as explicitly set forth above, the covenants contained in this agreement shall survive the termination of this agreement or the letter agreement between the Key Employee and Broadpoint for any reason.

5.  Forfeiture of RSUs Upon Breach.   Upon any breach of the Non-Compete Covenant or the Non-Solicit Covenants by the Key Employee, the Key Employee shall forfeit any outstanding Restricted Stock Units.

6.  Remedies.   With respect to the Non-Compete Covenant and the Non-Solicit Covenants, the Parties acknowledge and agree that

(i)           if, in any proceeding hereunder, a court or arbitrator shall deem part of the Non-Compete Covenant or the Non-Solicit Covenants invalid, illegal or unenforceable because its scope is considered excessive, it shall be modified so that the scope of the Non-Compete Covenant or the Non-Solicit Covenant, as applicable, is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(ii)           it  may be impossible to measure in money the damages that will accrue to Broadpoint in the event that the Key Employee breaches the Non-Compete Covenant or the Non-Solicit Covenants.  In the event that the Key Employee breaches the Non-Compete Covenant or the Non-Solicit Covenants, Broadpoint may be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining the Key Employee from violating such covenant.  If Broadpoint shall institute any action or proceeding to enforce the Non-Compete Covenant or the Non-Solicit Covenants, the Key Employee hereby waives the claim or defense that Broadpoint has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Broadpoint has an adequate remedy at law.  In addition, Broadpoint shall retain all remedies available to it at law.  The Non-Compete and the Non-Solicit Covenants shall be in addition to any restrictions imposed on the Key Employee by statute, at common law or under any other agreement to which the Key Employee is a party. Any controversy or dispute regarding the interpretation, construction or enforcement of this agreement shall be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”) and the parties agree to submit to the jurisdiction of FINRA with respect to any such controversy or dispute.  Notwithstanding the foregoing, the Key Employee agrees that in the event of Key Employee’s breach of any restrictive covenants between Key Employee and Broadpoint, Broadpoint may obtain injunctive relief in any court of competent jurisdiction pending arbitration.

7.      Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS.

Agreed and Accepted: This 14th day of march, 2008
Robert Turner	BROADPOINT SECURITIES GROUP, INC.
Name of Employee (please print)
/s/ Robert Turner	By: /s/ Lee Fensterstock Lee Fensterstock
Signature of Employee (please sign)